EXHIBIT 5.1 Faegre Baker Daniels LLP 600 East 96th Street Suite 600 Indianapolis Indiana 46240-3789 Phone +1 317 569 9600 Fax +1 317 569 4800

June 29, 2016
Interactive Intelligence Group, Inc.
7601 Interactive Way
Indianapolis, Indiana  46278
      Re: Registration Statement on Form S-8
Ladies and Gentlemen:
 We have acted as counsel to Interactive Intelligence Group, Inc., an Indiana corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), registering the offer and sale of an additional 300,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to the Interactive Intelligence Group, Inc. Employee Stock Purchase Plan, as amended and restated (the “Plan”).
For purposes of this opinion letter, we have examined the Plan, the Registration Statement, the Articles of Incorporation, as currently in effect, and the By-Laws, as currently in effect, of the Company, and the resolutions of the Company’s Board of Directors authorizing the issuance of the Shares. We have also examined a certificate of the Secretary of the Company dated the date hereof (the “Certificate”) and originals, or copies certified or otherwise authenticated to our satisfaction, of such other instruments, certificates of public officials and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate. As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Company (including the Certificate) and of others, without any independent verification thereof.
In our examination, we have assumed: (i) the legal capacity of all natural persons; (ii) the genuineness of all signatures; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies; (v) the authenticity of the originals of such latter documents; (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments, certificates and records we have reviewed; and (vii) the absence of any undisclosed modifications to the agreements and instruments reviewed by us.
Based on and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when (a) the Registration Statement shall have become effective, (b) the Shares have been issued in accordance with the Plan, and (c) the consideration for the Shares specified in the Plan has been received by the Company, the Shares will be validly issued, fully paid and nonassessable.
We do not express any opinion herein with respect to the laws of any jurisdiction other than, subject to the limitations and assumptions contained herein, the laws of the State of Indiana.
This opinion letter is solely for the use of the Company in connection with the Registration Statement. The opinions expressed are rendered as of the date first written above and are expressly limited to the matters set forth herein, and we render no opinion, whether by implication or otherwise, as to any other matters.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours very truly,

FAEGRE BAKER DANIELS LLP

By: s/ Janelle Blankenship
Janelle Blankenship, Partner